AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SUNRISE ENERGY SERVICES, INC.

     I, David A. Melman, President of Sunrise Energy Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), do hereby certify as follows:

     1.   The name of the Corporation is Sunrise Energy Services, Inc., and the date it filed its original Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware was February 22, 1991. A Certificate of Amendment to the Certificate of Incorporation was filed June 8, 1992, a Certificate of Amendment to the Certificate of Incorporation was filed June 11, 1992, a Certificate of Amendment to the Certificate of Incorporation August 7, 1997, and a Certificate for Renewal and Revival of Charter was filed March 19, 1998.

     2.   On September 30, 2004, in the manner specified by Sections 242 and 245 of the Delaware Corporation Law, this Amended and Restated Certificate of Incorporation was duly adopted by a unanimous written consent of the directors and a written consent of the holders of a majority of the outstanding voting capital stock of the Corporation, in accordance with Sections 141 and 228 of the Delaware Corporation Law and the Certificate of Incorporation, as theretofore amended, and restates, integrates and amends the original Certificate of Incorporation as heretofore amended, and the text of the original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

     The name of the Corporation is Sunrise Energy, Inc.

ARTICLE II

     The Corporation is to have perpetual existence.

ARTICLE III

     The address of the registered office of the Corporation in the state of Delaware is 1209 Orange Street, in the city of Wilmington, Newcastle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V

     5.1.   Authorized Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 77,500,000 shares, consisting of 75,000,000 shares of common stock with a par value of one tenth of one cent ($0.001) per share (the “Common Stock”) and 2,500,000 shares of preferred stock with a par value of one tenth of one cent ($0.001) per share (the “Preferred Stock”). Stockholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements. The designations, preferences, limitations and relative rights of shares of each class of stock shall be as set forth below.

     5.2.   Common Stock. The holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preferences applicable to the outstanding Preferred Stock. All Common Stock, when duly issued, shall be fully paid and nonassessable. Each holder of Common Stock shall have one vote for each share of stock standing in his name on the books of the Corporation and entitled to vote, except that in the election of directors each holder of Common Stock shall have as many votes for each share held by him as there are directors to be elected by the common stockholders and for whose election the stockholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise. The holders of Common Stock shall be entitled to receive dividends as they may be declared from time to time by the Board of Directors.

     5.3.   Preferred Stock. The Corporation may issue the Preferred Stock from time to time in one or more series with such distinctive designations, rights, preferences, privileges and limitations as the Board of Directors shall determine. The Board of Directors hereby is expressly vested with the authority to fix and determine the relative rights and preferences of each such series of Preferred Stock to the full extent permitted by this Amended and Restated Certificate of Incorporation and the Delaware Corporation Law in respect to the following:

(1) The rate of dividend, if any, the time of payment of dividends, when the dividends are cumulative, and the date from which any dividends shall accrue;

(2) Whether shares may be redeemed and if so, the redemption price and the terms and conditions of redemption;

(3) The amount payable upon shares, and the preferences therefore, in event of either voluntary or involuntary liquidation;

(4) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

     (5)   The terms and conditions on which shares may be converted, however, if the shares of any series are issued with the privilege of conversion, the price or other fixed circumstances at which such shares may or shall be converted shall be fixed at the time of issuance;

(6) Voting powers, if any; and

(7) Any other rights or privileges authorized or permitted under the Delaware Corporation Law.

Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series.

     The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects.

ARTICLE VI

Quorum and Voting Requirements for Stockholders’ Meetings

     6.1.   Quorum. The holders of a majority of the issued and outstanding shares of any class entitled to be voted on a matter shall constitute a quorum of that class of stock for action on that matter at any meeting of stockholders.

     6.2.   Voting. Except as is otherwise required by the Delaware Corporation Law, action by stockholders on a matter other than the election of directors is approved if a quorum of stockholders is present and if the votes cast by holders of the class of stock favoring the action exceed the number of votes cast within the class of voting stock opposing the action; provided, however, that with respect to any of the following actions to be taken by stockholders of the Corporation, the approval by holders of a majority of the outstanding shares of stock entitled to vote on such matters shall be required:

     (i)   To sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the Corporation, with or without its goodwill, other than in the usual and regular course of its business.

(ii) To approve a plan of merger or share exchange if stockholders’ approval is required.

(iii) To dissolve the Corporation.

     6.3.   Change in Quorum or Voting Requirements. Any amendment to this Certificate of Incorporation adding, changing or deleting a greater quorum or voting requirement for stockholders shall meet the same quorum requirement and be adopted by the same vote and voting group required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater.

ARTICLE VII

Board of Directors

     7.1.   Board of Directors. The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, a Board of Directors, which shall consist of at least one, and no more than seven, directors, as specified or fixed in accordance with the Bylaws of the Corporation. The terms of office for directors shall be one year, unless the terms are staggered in accordance with the following provisions.

     7.2.   Staggered Terms. At any time when there are at least three directors of the Corporation then in office, the Board of Directors may adopt a resolution to stagger the terms for which directors shall be elected at the next annual meeting of stockholders. Upon adoption of such a resolution, the directors, other than those who may be elected by the holders of any outstanding series of Preferred Stock of the Corporation, shall be classified, with respect to the firm for which they shall severely hold office following the next annual meeting of stockholders, into three classes, as nearly equal in number as possible. The Class I directors elected at the next annual meeting shall serve for a term expiring at the next annual meeting of stockholders to be held in the first year following adoption of the resolution, the Class II directors shall serve for a two year term, and the Class III directors shall serve for a three year term. At each subsequent annual meeting of stockholders held after the terms of directors are staggered, the successor or successors of the class of directors whose term expires at that meeting shall be elected and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In every case, a director shall continue to serve until a director’s term or until a director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. In the event of a vacancy existing in the number of directors by reason of death, resignation or removal of a director, the remaining directors may, by the vote of a majority of the remaining directors, elect a new director to fill the vacancy and serve the remaining portion of the term of office of the former director. If the number of directors is increased, at the time the vacancy is created, the directors shall determine the class to which the newly-created vacancy shall belong, and vacancy created by the increase shall be filled by the vote of a majority of the directors, and the new director shall serve until the next annual meeting of stockholders, at which time the stockholders shall elect a director to complete the term for the class to which the director was appointed.

     7.3.   Removal. Subject to the rights, if any, of any holders of Preferred Stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office only for cause and only by the stockholders at a meeting called for that purpose. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal shall be considered at the meeting. The term “cause” with respect to the removal of any director shall mean (i) conviction of a felony or plea of nolo contendere after a charge of felony, (ii) declaration of unsound mind by an order of a court of competent jurisdiction, (iii) gross dereliction of duty, including action taken which is in material conflict with the best interests of the Corporation, as determined by a majority of the disinterested directors, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law, if such action in either event results in a material injury to the Corporation.

ARTICLE VIII

Limitation on Liability

     To the full extent that the Delaware Corporation Law of the State of Delaware or any other law of the state of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VIII shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

Indemnification

     The Corporation shall, to the fullest extent permitted by Delaware law in effect from time to time, indemnify any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity. Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article IX. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of their heirs, executors and administrators. The provisions of this Article IX shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

ARTICLE X

     In furtherance and not in limitation in the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the Bylaws of the Corporation.

ARTICLE XI

     Each share of common stock outstanding at the time this Amended and Restated Certificate of Incorporation becomes effective, shall automatically, and without further action by any stockholder or the Corporation, be deemed to be one share of $0.001 par value common stock, and certificates which represented outstanding common stock shall be deemed to represent $0.001 par value common stock. There are no requirements for any stockholder to exchange any stock or certificates representing common stock to effect the change in par value of common stock described in this Certificate.

     I, the undersigned, President and the Secretary of Sunrise Energy Services, Inc., have duly executed this Amended and Restated Certificate of Incorporation in the name and on behalf of Sunrise Energy Services, Inc. on this 30th day of September 2004, and the statements contained herein are affirmed as true under penalties of perjury.

SUNRISE ENERGY SERVICES, INC. (to be SUNRISE ENERGY, INC.) By /s/ David A. Melman David A. Melman, President and Secretary